                                                                 Exhibit 23.1


                          Independent Auditors' Consent


The Board of Directors
CenterState Banks of Florida, Inc.:


We consent to the incorporation by reference in the registration statement
(No. 333-62706) on Form S-8 of CenterState Banks of Florida, Inc. of our report dated January 29, 2003, with respect to the consolidated balance sheets of CenterState Banks of Florida, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of CenterState Banks of Florida, Inc.



/s/ KPMG LLP

Orlando, Florida
March 21, 2003